CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of PIMCO Flexible Municipal Income Fund of our report dated February 25, 2020 relating to the financial statements and financial highlights, which appears in PIMCO Flexible Municipal Income Fund’s Annual Report on Form N-CSR for the period March 15, 2019 (commencement of operations) through December 31, 2019. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Kansas City, Missouri

April 24, 2020